AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of December, 2007, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Fund Administration Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Rigel U.S. Equity Large Cap Growth Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund and amend the fees; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit M is hereby superseded and replaced with Exhibit M attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit M to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series	Date Added
Rigel U.S. Equity Large Cap Growth Fund	5/01/2006
Rigel U.S. Equity Small Mid Cap Growth Fund	on or after 12/28/2007

For the services rendered by USBFS under this Agreement, the Fund(s) listed herein shall pay USBFS compensation as set forth in the Fee Schedule below:

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE at December, 2007

Domestic Funds

Annual fee based upon assets per fund*
 __ basis points on the first $__ million
 __ basis points on the next $__ million
 __ basis points on the balance
Minimum annual fee:  $_____ for the Large Cap
Fund: $____ for the SMID Cap Fund

Extraordinary services – quoted separately

Multiple Classes – Additional $_____ per year per class.

ReportSource - $___ /month – Web reporting

Includes monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
 Postage, Stationery
 Programming, Special Reports
 Proxies, Insurance
 EDGAR filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from board of directors meetings
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule above.
Rigel Capital, LLC

By:  /s/ Roger Landes

Printed Name:  Roger Landes

Title:  Assistant Vice President                                                                                                               Date:  12/4/2007